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                              CONSULTING AGREEMENT

          AGREEMENT made as of June 24, 1995 (this "Agreement") by and between Tracinda Corporation, a Nevada corporation ("Tracinda"), and Alfred Boyer ("Boyer").

          WHEREAS, prior to the date of this Agreement, Boyer has consulted with and performed certain services for Tracinda in connection with Tracinda's investments; and

          WHEREAS, Tracinda and Boyer desire to set forth the terms and conditions pursuant to which Boyer will continue to render certain consulting services to Tracinda and Boyer will be indemnified by Tracinda.

          NOW, THEREFORE, the parties hereto agree as follows:

          1.  Consulting Services.  Boyer hereby agrees to render such specific
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consulting and advisory services to Tracinda in connection with Tracinda's investments as may be reasonably requested by Tracinda.

          2.  Compensation.  As compensation for Boyer's services under this
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Agreement, Tracinda will pay to Boyer the sum of $250,000 upon the execution of this Agreement.

          3.  Indemnity.  Tracinda agrees to indemnify and hold Boyer harmless
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from and against any and all damages, liabilities, reasonable costs or expenses, including reasonable legal expenses, judgments, fines, penalties and amounts paid in settlement, in connection with any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative arising out of, resulting from or relating to (i) Boyer's association with Tracinda prior to the date of this Agreement as it relates to Tracinda's investments, (ii) Boyer's performance of consulting and advisory services to Tracinda after the date of this Agreement to the extent that such services were specifically requested by Tracinda, or (iii) Boyer's participation as a member of a group with Tracinda relating to any investment by Tracinda (provided that, in the case of clause (iii), such claim, action, suit or proceeding does not arise out of, result from or relate to actions by Boyer after the date of this Agreement which were not specifically requested by Tracinda), except to the extent, in the case of each of clauses (i), (ii) and
(iii), that such damages, liabilities, reasonable costs or expenses, judgments, fines, penalties or amounts paid in settlement arise out of, result from or relate to Boyer's willful misconduct, gross negligence, breach of this Agreement or violation of law, whether civil or criminal (other than, with respect to any criminal action or proceeding, where Boyer had no reasonable
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cause to believe his conduct was unlawful). Boyer will give Tracinda prompt notice of the assertion or commencement of any claim, action, suit or proceeding in respect of which indemnity may be sought hereunder; provided that failure to give such notice shall not relieve Tracinda of its obligations hereunder except to the extent Tracinda is materially prejudiced thereby. In the case of any claim, action, suit or proceeding for which Boyer is entitled to indemnification hereunder, Tracinda will have the right, by notice in writing to Boyer within 30 days after receipt of notice from Boyer of the assertion or commencement of such claim, action, suit or proceeding, to assume and control the defense thereof with counsel reasonably acceptable to Boyer, in which case Tracinda shall pay all damages, liabilities, reasonable costs or expenses, judgments, fines, penalties and amounts paid in settlement in connection therewith; provided, however, that Boyer will be entitled to employ his own counsel and participate in the defense of such claim, action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from Tracinda of its assumption of the defense thereof shall be at Boyer's expense unless (a) the employment of counsel has been authorized by Tracinda, or (b) Boyer shall have reasonably concluded, after consultation with counsel, that there may be a conflict of interest in the conduct of any such action between himself and Tracinda, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of Tracinda. Tracinda shall not be entitled to assume the defense of any action, suit or proceeding as to which Boyer shall have made the conclusion provided for in clause (b) above. If Tracinda shall have assumed the defense of any claim, action, suit or proceeding, it shall not, without the prior written consent of Boyer, consent to a settlement of, or the entry of any judgment arising from, such claim, action, suit or proceeding, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Boyer of a complete release from all liability in respect of such claim, action, suit or proceeding. If Tracinda shall have offered to assume the defense of any claim, action, suit or proceeding, but Boyer shall have made the conclusion provided for in clause (b) of the third preceding sentence, Boyer shall not, without the prior written consent of Tracinda, such consent not to be unreasonably withheld, consent to a settlement of, or the entry of any judgment arising from, such claim, action, suit or proceeding.

          4.  Contribution.  If the indemnification provided in Section 3 is
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unavailable and may not be paid to Boyer, then in respect of any threatened, pending or completed claim, action, suit or proceeding in which Tracinda is or is alleged to be jointly liable with Boyer (or would be if joined in such claim, action, suit or proceeding), Tracinda shall contribute to the amount of reasonable expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement paid or payable by Boyer in such proportion as is appropriate to reflect (i) the relative benefits received by Tracinda on the one hand and Boyer on the other hand from the transaction from which such claim, action, suit or proceeding arose, and (ii) the relative fault of

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Tracinda on the one hand and of Boyer on the other in connection with the events which resulted in such reasonable expenses, judgments, fines, penalties or settlement amounts, as well as any other relevant equitable considerations. The relative fault of Tracinda on the one hand and Boyer on the other shall be determined by reference to, among other things, the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such reasonable expenses, judgments, fines, penalties or settlement amounts. Tracinda agrees that it would not be just and equitable if contribution pursuant to this Section 4 were determined by pro rata allocation or any other method of allocation which does not take account of the foregoing equitable considerations.

          5.  Advancement of Expenses.  In the event that Boyer employs his own
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counsel pursuant to clause (a) or (b) of the third sentence of Section 3 above,
Tracinda shall advance to Boyer, prior to any final disposition of any threatened or pending action, claim, suit or proceeding, whether civil, criminal, administrative or investigative, any and all reasonable costs and expenses (including reasonable legal fees and expenses) incurred in investigating or defending any such action, claim, suit or proceeding within ten
(10) days after receiving copies of invoices presented to Boyer for such expenses.

          6.  Sole Beneficiary.  Boyer represents and warrants that no other
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person or entity has any right to share or participate in any of the compensation to be paid to Boyer hereunder.

          7.  Governing Law.  This Agreement shall be governed by and construed
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and enforced in accordance with the internal laws of the State of New York.

          8.  Notices.  Any notice hereunder shall be effective if in writing
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and delivered by confirmed facsimile transmission or by overnight courier (with proof of delivery), as follows:

          To Tracinda:

          Tracinda Corporation
          4835 Koval Lane
          Las Vegas, Nevada  89109
          Facsimile:  (702) 737-1177


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          To Boyer:

          Alfred Boyer
          9665 Wilshire Boulevard, Suite 200
          Beverly Hills, CA  90212
          Facsimile:  (310) 379-2813

or to such other address as may be specified by any party hereto in accordance with this Section.

          9.  Term.  During the first year after the date hereof, Section 1 of
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this Agreement may be terminated at any time by Tracinda, upon 30 days' prior notice in writing to Boyer.  After the first anniversary of the date hereof,
Section 1 may be terminated at any time by either party upon 30 days' prior notice in writing to the other party. Sections 3, 4, 5 and 10 of this Agreement shall survive the termination of Section 1 of this Agreement solely with respect to obligations relating to periods prior to such termination. Sections 6, 7, 8 and 9 shall survive the termination of Section 1 of this Agreement.

          10.  Miscellaneous.  Tracinda agrees to pay all reasonable legal fees
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of counsel to Boyer in connection with the negotiation and execution of this
Agreement and the review of any joint Schedule 13D filings of Tracinda and Boyer in connection with any of Tracinda's investments.


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       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                    TRACINDA CORPORATION


                                    By:__________________________
                                       Name:
                                       Title:

                                    _____________________________
                                    Alfred Boyer




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